FORM OF OPINION AND CONSENT OF COUNSEL AS TO CERTAIN TAX MATTERS

[_____________, 2017]

Board of Directors Griffin Capital BDC Corp. Griffin Capital Plaza 1520 E. Grand Avenue El Segundo, California 90245	Board of Trustees Griffin Institutional Access Credit Fund Griffin Capital Plaza 1520 E. Grand Avenue El Segundo, California 90245

Ladies and Gentlemen:

You have requested our opinion as to certain United States (“U.S.”) federal income tax consequences of the reorganization (the “Reorganization”) of Griffin Capital BDC Corp., a Maryland corporation (the “Acquired Fund”) and Griffin Institutional Access Credit Fund, a Delaware statutory trust (the “Acquiring Fund”). The Reorganization will involve the transfer of all of the assets of the Acquired Fund to the Acquiring Fund, and the assumption of all of the liabilities of the Acquired Fund by the Acquiring Fund in exchange solely for voting shares that have been designated as Class I shares of the Acquiring Fund (the “Acquiring Fund Shares”). The Acquiring Fund Shares will be distributed to the shareholders of the Acquired Fund such that after completion of the Reorganization, each shareholder of the Acquired Fund will receive, in exchange for such shareholder’s Acquired Fund shares, Acquiring Fund Shares with a fair market value equal to the fair market value of the shareholder’s shares of the Acquired Fund. Additionally, the Acquired Fund will be liquidated under Maryland state law and terminate its registration under the Investment Company Act of 1940.

In connection with the opinions expressed herein, we have examined and relied upon: (i) the Agreement and Plan of Reorganization, dated __________, 2017, by and between the Acquired Fund and the Acquiring Fund (the “Agreement”), (ii) the Registration Statement on Form N-14 to which this opinion is filed as an exhibit (the “Registration Statement”), including the Joint Proxy Statement/Prospectus of the Acquired Fund (the “Prospectus”), (iii) the representation letter of the Acquired Fund, dated __________, 2017 (the “Acquired Fund Representation Letter”), (iv) the representation letter of the Acquiring Fund, dated __________, 2017 (the “Acquiring Fund Representation Letter” and together with the Acquired Fund Representation Letter, the “Representation Letters”), and (v) such other documents as we have deemed necessary or appropriate in order to enable us to render the opinions expressed herein. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

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Griffin Capital BDC Corp.
Griffin Institutional Access Credit Fund
[______________, 2017]

For purposes of the opinions expressed herein, we have assumed that (i) the Reorganization will be consummated in the manner described in the Agreement and the Registration Statement, (ii) each of the Acquired Fund and the Acquiring Fund is qualified to elect, and has validly elected, to be taxed as a regulated investment company (“RIC”) as defined under Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”) for all of its taxable periods (including the last short taxable period ending on the date of the Reorganization in the case of the Acquired Fund) and has qualified for the special treatment afforded to RICs under the Code, (iii) the Acquiring Fund will continue to qualify, and elect to be treated, as a RIC under the Code after the Reorganization, (iv) the representations and statements concerning the Reorganization set forth in the Agreement are true, complete and correct and will remain true, complete and correct at all times up to and including the effective time of the Reorganization, (v) the representations and statements made by the Acquiring Fund and the Acquired Fund in each of their Representation Letters are accurate and complete and will remain accurate and complete at all times thereafter, and (vi) any representations made in the Agreement or the Representation Letters “to the knowledge of”, or based on the belief of the management or officer of the Acquired Fund or the Acquiring Fund, as the case may be, or similarly qualified, are true, complete and correct and will remain true, complete and correct at all times thereafter, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the obligations, covenants, warranties and agreements contained in the Agreement or the Representation Letters. In addition, our opinions expressed herein are based solely on the documents that we have examined, the additional information that we have obtained, and the Representation Letters.

Based upon the foregoing, it is our opinion that:

1. The Reorganization will constitute a tax-free reorganization within the meaning of Section 368(a)(1)(C) or Section 368(a)(1)(D) of the Code, and the Acquired Fund and Acquiring Fund will each be a party to a reorganization within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by the Acquired Fund upon the transfer of all of its assets to the Acquiring Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the Acquired Fund’s liabilities, or upon the distribution of the Acquiring Fund Shares by the Acquired Fund to its shareholders in complete liquidation of the Acquired Fund, pursuant to Sections 361(a), 361(c) and 357(a) of the Code, except for, as applicable: (A) any gain or loss recognized on (i) “Section 1256 contracts” as defined in Section 1256(b) of the Code, or (ii) stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (B) any other gain or loss required to be recognized by reason of the Reorganization (i) as a result of the closing of the tax year of the Acquired Fund, (ii) upon termination of a position, or (iii) upon the transfer of any Acquired Fund asset regardless of whether such a transfer would otherwise be a nontaxable transaction under the Code.

3. No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets of the Acquired Fund in exchange solely for the Acquiring Fund Shares and the assumption by the Acquiring Fund of the liabilities of the Acquired Fund pursuant to Section 1032(a) of the Code.

Griffin Capital BDC Corp.
Griffin Institutional Access Credit Fund
[______________, 2017]

4. The adjusted tax basis of the assets of the Acquired Fund received by the Acquiring Fund will be the same as the adjusted tax basis of such assets to the Acquired Fund immediately prior to the Reorganization pursuant to Section 362(b) of the Code, adjusted for any gain or loss required to be recognized as described in 2 above.

5. The holding period of the assets of the Acquired Fund received by the Acquiring Fund, other than any asset with respect to which gain or loss is required to be recognized as described in 2 above, will include the holding period of those assets in the hands of the Acquired Fund immediately prior to the Reorganization pursuant to Section 1223(2) of the Code.

6. No gain or loss will be recognized by the shareholders of the Acquired Fund upon their exchange of the Acquired Fund’s shares for the Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code.

7. The aggregate adjusted tax basis of the Acquiring Fund Shares received by each shareholder of the Acquired Fund (including fractional shares to which they may be entitled) pursuant to the Reorganization will be the same as the aggregate tax basis of the Acquired Fund shares held by such Acquired Fund shareholder immediately prior to the Reorganization pursuant to Section 358(a)(1) of the Code.

8. The holding period of the Acquiring Fund Shares received by the shareholders of the Acquired Fund (including fractional shares to which they may be entitled) will include the holding period of the Acquired Fund shares surrendered in exchange therefor, provided that the Acquired Fund shares were held as a capital asset as of the Closing of the Reorganization pursuant to Section 1223(1) of the Code.

9. The Acquiring Fund will succeed to and take into account the tax attributes of the Acquired Fund described in Section 381(c) of the Code, pursuant to Section 381(a) of the Code and Treasury Regulation Section 1.381(a)-1, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code, and the Treasury Regulations.

The opinions described above are not free from doubt. For the acquisition of the assets of the Acquired Fund pursuant to the Reorganization to qualify as a reorganization under Section 368(a) of the Code, the Acquiring Fund must continue the historic business of the Acquired Fund or use a significant portion of the Acquired Fund’s historic business assets in a business. Although the Internal Revenue Service (the “IRS”) has issued many private letter rulings upholding reorganization status for transactions involving RICs, the only published guidance on this subject is Revenue Ruling 87-76, 1987-2 C.B. 84. In that ruling, the IRS held that the “continuity of business enterprise” requirement was not met in the case of an acquisition of the assets of an investment company that invested in corporate stock and bonds by another investment company that invested in municipal bonds, because investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe the facts of this Reorganization are distinguishable from those in the published ruling.

In view of the representations provided in the Representation Letters, we are of the opinion that the “continuity of business enterprise” requirement will be deemed to be met with respect to the transfer of the assets of the Acquired Fund to the Acquiring Fund in the Reorganization. Nevertheless, as a result of the lack of authority on this issue, there exists some uncertainty as to whether the “continuity of business enterprise” requirement will be deemed to be met in the case of the transfer of assets pursuant to the Reorganization.

Griffin Capital BDC Corp.
Griffin Institutional Access Credit Fund
[______________, 2017]

Notwithstanding the foregoing opinions, no opinion is expressed as to the effect of the Reorganization on (i) the Acquired Fund or the Acquiring Fund with respect to any asset as to which any unrealized gain or loss is required to be recognized for U.S. federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to market system of accounting and (ii) any shareholder of the Acquired Fund that is required to recognize unrealized gains and losses for U.S. federal income tax purposes under a mark-to-market system of accounting.

In addition to the assumptions and representations described above, the above opinion is subject to the exceptions, limitations and qualifications set forth below.

1. The opinion expressed herein is based upon our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, and administrative regulations and published rulings and procedures. Our opinion is not binding upon the IRS or the courts, and there is no assurance that the IRS will not successfully assert a contrary position. Furthermore, no assurances can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, will not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws. Further, any change in the facts and circumstances surrounding the Reorganization or inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the validity of our opinion expressed herein.

2. We express our opinion herein only as to the matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Reorganization under any state, local or foreign law, or with respect to other areas of U.S. federal taxation. We do not express any opinion herein concerning any law other than the federal law of the United States.

The opinion expressed herein has been rendered at your request, is solely for your benefit in connection with the Reorganization and may not be relied upon by you in any other manner or by any other person and may not be furnished to any other person without our prior written approval.

Very truly yours,

HOLLAND & KNIGHT LLP